EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D on 3/10/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/10/2025	Buy	40,208	8.19
3/21/2025	Buy	7,822	8.41
3/24/2025	Buy	28,744	8.42
3/26/2025	Buy	40,582	8.46
3/27/2025	Buy	10,962	8.45
3/28/2025	Buy	7,908	8.38
4/11/2025	Buy	790	7.87
4/14/2025	Buy	6,911	8.17
4/15/2025	Buy	34,349	8.27
4/16/2025	Buy	58,733	8.27
4/17/2025	Buy	12,921	8.40
4/21/2025	Buy	20,518	8.32
4/22/2025	Buy	86,269	8.61